ITEM
                                                                        ITEM 77C


                 DREYFUS INTERNATIONAL FUNDS, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the Dreyfus International Funds, Inc. was held on June 29, 2006. Out of a total of 62,680,369 shares ("Shares") entitled to vote at the meeting, a total of 35,760,576 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows: Shares

                                                   Shares
                                        _________  ______   __________________
                                        For                 Authority Withheld
                                        _________  ______   __________________

To elect additional Board Members:

Peggy C. Davis*                         35,417,543          343,034
Joseph S. DiMartino                     35,429,927          330,650
David P. Feldman                        35,427,395          333,181
Ehud Houminer*                          35,440,722          319,854
Gloria Messinger*                       35,409,028          351,548
Anne Wexler*                            35,394,992          365,584


*Each new Independent Board member's term commenced on September 26, 2006.


In addition to Joseph S. DiMartino and David P. Feldman, James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.